SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

December 16, 2011
Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600
Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 1.01- Entry into a Material Definitive Agreement

On December 18, 2011 Hotel Outsource Management International, Inc. (“HOMI”) entered into four new loan agreements with related parties, and recycled two existing loan agreements with related parties.

On January 28, 2010, HOMI entered into loan agreements with Daniel Cohen, HOMI’s president, for $100,000, and Bahry Business & Finance (1994) Ltd., a company controlled by Avraham Bahry, chairman of HOMI’s board of directors, for NIS 1,125,000.  HOMI has paid interest on these loans, but not any principal.  According to the terms of these 2010 loan agreements, HOMI was to commence payment of principal at the end of the fist quarter of 2012.  On December 15 and 16, 2011, the lenders agreed to HOMI’s request to recycle these two loan agreements into two new loan agreements.  These new loans are each for a period of four years, including two years’ grace on the principal, and with each lender being entitled during such grace period to convert each loan into shares of HOMI’s common stock at $.03 per share or the price per share in a rights offering if HOMI conducts a rights offering prior to full repayment of these loans.  The loan from Bahry Business & Finance (1994) Ltd. is in Israeli Shekels and is linked to Israel’s CPI and bears 6% annual interest.  The loan from Mr. Cohen is in US Dollars and bears 8% annual interest.

On December 16-20, 2011, HOMI also entered into three additional loans with related parties, as follows:  Daniel Cohen, HOMI’s president - $48,000; Jacob Ronnel, HOMI’s CEO - $20,000; Ariel Almog, CEO of HOMI’s US subsidiary - $12,000.  Each loan is for a period of four years, including two years’ grace on the principal, and with each lender being entitled during such grace period to convert each loan into shares of HOMI’s common stock at $.03 per share or the price per share in a rights offering if HOMI conducts a rights offering prior to full repayment of these loans.  These loans are all in US Dollars and bear 8% annual interest,

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

10.1	Recycled Loan Agreement by and between HOMI and Bahry Business & Finance (1994) Ltd. dated December 15, 2011
10.2	Recycled Loan Agreement by and between HOMI and Daniel Cohen dated December 16, 2011
10.3	Loan Agreement by and between HOMI and Daniel Cohen dated December 16, 2011
10.4	Loan Agreement by and between HOMI and Jacob Ronnel dated December 18, 2011
10.5	Loan Agreement by and between HOMI and Ariel Almog dated December 20, 2011

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

December 22, 2011		Hotel Outsource Management International, Inc.

	By:	/s/ Jacob Ronnel
	Name:	Jacob Ronnel
	Title:	Chief Executive Officer